Dated 9th September 2002

AMVESCAP PLC

RULES OF THE

AMVESCAP IRISH SHARESAVE SCHEME

Authorised by the Company on 8 May 1997

Adopted by the Board on 22 February 2000

Approved by the Revenue Commissioners on 28 February 2000 under reference SRSO/PF

RULES OF THE AMVESCAP IRISH SHARESAVE SCHEME

1. DEFINITIONS AND INTERPRETATIONS

1.1	In this Scheme, unless the context otherwise requires, the following words and expressions shall have the meanings set out below:

“Act”	the Taxes Consolidation Act, 1997;

"Appropriate Period"	the meaning given to it by Paragraph 16 of Schedule 12A to the Act;

"Associated Company"	has the meaning assigned to it by Section 416(1) of the United Kingdom Taxes Act or paragraph 1(1) of Schedule 12A to the Act;

“Auditors”	the auditors of the Company for the time being or in the event of there being joint auditors such one of them as the Board shall select;

"Board"	the board of directors for the time being of the Company or a duly authorised committee of it;

“Bonus”	any sum by way of terminal bonus payable under a Savings Contract being the additional payment made when repaying contributions made under such a Savings Contract;

“Bonus Date” means

(a)	if the repayment under the Savings Contract includes the Standard Bonus, the earliest date on which such Standard Bonus is payable, or

(b)	if the repayment under the Savings Contract includes the Lower Bonus, the earliest date on which such Lower Bonus is payable;

"Close Company"

a close company as defined in Section 414 of the United Kingdom Taxes Act as varied by paragraph 8 of Schedule 9 to that Taxes Act (similar in general terms to Section 430 of the Act, as varied by Paragraph 8 of Schedule 12A to the Act);

"Company" AMVESCAP PLC (registered no. 308372);

"Control"	has the meaning given to it by Section 840 of the United Kingdom Taxes Act (similar in general terms to Section 432 of the Act);

"Date of Grant"	the date on which an Option is granted;

"Dealing Day"	any day on which the London Stock Exchange is open for business;

"Eligible Employee" (A)	any individual who at the Date of Grant:

(1)	is a full-time director within the meaning of Section 250 of the Act or an employee of a Participating Company, and

(2)	is chargeable to tax in respect of his office or employment under Schedule E of the Act, and

(3)

has been such a full-time director or employee of a Participating Company for such qualifying period (if any) of continuous service (being a period commencing not earlier than 3 years prior to the Date of Grant) as the Board may determine, excluding any person who has given or has been given notice to terminate his contract of employment; or

(B)

any other director or employee of a Participating Company who is nominated by the Board as an Eligible Employee (or is a member of a category of such directors or employees which is nominated by the Board as Eligible Employees);

(C)	but in all cases under (A) or (B) excluding any person who is prohibited from participating by reason of the provisions of Paragraph 8 of Schedule 12A to the Act;

Provided that the Scheme shall be available to all Eligible Employees on similar terms;

"Exercise Price"

the total amount payable in relation to the exercise of an Option, whether in whole or in part, being an amount equal to the relevant Option Price multiplied by the number of Shares in respect of which the

Option is exercised;

"Grant Period"	the period of 42 days commencing on any of the following:

(A)	the day on which the Scheme is approved by the Revenue Commissioners;

(B)	the day immediately following the day on which the Company makes an announcement of its results for the last preceding financial year, half-year or other period;

(C)	the day on which the Board resolves that exceptional circumstances exist which justify the grant of Options;

(D)	any day on which any change to the legislation affecting savings-related share option schemes approved by the Revenue Commissioners under the Act is proposed or made;

(E)	any day on which a new Savings Contract prospectus is announced or takes effect;

(F)

the day following the lifting of any restriction on the grant of any Option imposed by statute, order, regulation or directive or by any code adopted by the Company based on the Model Code set out in the Listing Rules of the London Stock Exchange;

(G)	the date immediately following any general meeting of the Company;

“€”	means Euro Currency;

“London Stock Exchange”	The London Stock Exchange Limited;

“Lower Bonus”	the Bonus payable at the end of a period of three years from the commencement of a three year Savings Contract;

"Market Value"	in relation to a Share has the meaning given to it by Section 548 of the Act;

"Material Interest"	the meaning given by Section 437(2) of the Act, as varied by Paragraph 8 of Schedule 12A of the Act;

“Maximum Contribution”	the lesser of:

(A)	such maximum monthly contribution as may be permitted pursuant to Paragraph 25 of Schedule 12A to the Act; or
(B)	such maximum monthly contribution as may be determined from time to time by the Board;

"Monthly Contribution(s)"	monthly contributions agreed to be paid by a Participant under his Savings Contract;

"Option"	a right to acquire Shares under the Scheme which is either granted or is proposed to be granted in accordance with the Rules of the Scheme;

"Option Price"	the price per Share, as determined by the Board, at which an Eligible Employee may acquire Shares upon the exercise of an Option granted to him being not less than the higher of:

(A)

if and so long as there shall be a listing or quotation for Shares on the London Stock Exchange, 80 per cent. of the Market Value of a Share on the Dealing Day immediately preceding the date on which the Board invites applications for Options or 80 per cent. of the Market Value at such other time or times as may be previously agreed in writing with the Revenue Commissioners; and

(B)	if paragraph (A) above does not apply, 80 per cent of the Market Value of a Share as agreed in writing in advance for the purposes of this Scheme with the Revenue Commissioners; and

(C)	if the Shares are to be subscribed, their nominal value;

expressed in UK , Sterling but subject to any adjustment pursuant to Rule 10. The exchange rate between UK, Sterling and the local currency units to be applied to the Option Price to calculate the number of Shares to be placed under Option shall be determined by the Board, at the time the Option Price is struck, by reference to the mid-closing exchange rate for the local currency unit published in the Financial Times (or such other newspaper as the

Board may select from time to time) on the day in question (or if not published on that day, the last preceding day of publication);

"Participant"	any Eligible Employee or former Eligible Employee to whom an Option has been granted, or (where the context so admits) the personal representative(s) of any such person;

"Participating Company"	(A) the Company; and

(B)	any other company which is under the Control of the Company and which has been expressly designated by the Board as being a Participating Company;

“Relevant Bonus”	the Lower Bonus or Standard Bonus or as determined in accordance with Rule 2.3(c);

“Rules”	these rules as amended from time to time;

"Savings Contract"	an agreement to pay monthly contributions pursuant to the terms of a contract under a certified contractual savings scheme within the meaning of Section 519C(4) and Schedule 12B to the Act;

"Scheme"	the AMVESCAP Irish Sharesave Scheme constituted and governed by these Rules as from time to time amended in accordance with the Rules;

"Share"	a fully paid ordinary share in the capital of the Company which satisfies the requirements of paragraphs 10 to 15 inclusive of Schedule 12A to the Act;

“Standard Bonus”	the Bonus payable at the end of a period of five years from the commencement of a five year Savings Contract;

"Subsidiary"	the meaning given by Section 155 of the Companies Act 1963;

“United Kingdom Taxes Act"	United Kingdom Income and Corporation Taxes Act, 1988.

1.2	Words and expressions not otherwise defined in the Rules have the same meaning they have in the Act.

1.3	Where the context so admits or requires words importing the singular shall include the plural and vice versa and words importing the masculine shall include the feminine.

1.4

References in the Rules to any statutory provisions refer to Statutes of the Oireachtas unless otherwise stated and include those provisions as amended, extended or re-enacted from time to time and shall include any regulations made thereunder.

1.5	The headings in the Rules are for the sake of convenience only and should be ignored when construing the Rules.

2. APPLICATION FOR OPTIONS

2.1

The Board may at its absolute discretion during any Grant Period, invite applications for the grant of Options at the Option Price from any persons who are expected to be Eligible Employees at the Date of Grant. Any such invitation shall be in writing and shall include, or in the case of Rule 2.1(d), may include, details of:

(a)	the eligibility criteria for participation or where such details are to be found;

(b)	the Option Price or details of how the Option Price will be determined and notified to Eligible Employees;

(c)

the date by which applications made pursuant to Rule 2.3 must be received, (being neither earlier than 14 days nor later than 25 days after the date on which the Board invites applications for Options);

(d)	whether, for the purposes of determining the number of Shares over which an Option is to be granted, Eligible Employees may elect for the repayment under the Savings Contract to be taken:

(i)	as including the Standard Bonus,

(ii)	as including the Lower Bonus,

(iii)	as not including a bonus; and

(e)	the Maximum Contribution in respect of each Option;

and the Board may determine and include in the invitation details of the maximum number of Shares over which Options are to be granted in that Grant Period. If the Board does not permit an election as contemplated by Rule 2.1(d), then it shall determine when the Option will become exercisable and which of (i) to (iii) of Rule 2.1(d) shall apply.

The Board may in its absolute discretion give effect to an application for an Option received later than the specified date under Rule 2.1(c) but before the Date of Grant in respect of the relevant Grant Period.

2.2	Each invitation in respect of an Option must be accompanied by a proposal form for a Savings Contract and an application form.

2.3	An application for an Option shall be in writing in such form as the Board may from time to time prescribe save that it shall provide for the applicant to state:

(a)	the Monthly Contribution (being a multiple of €1 and not less than €12) which he wishes to make under the related Savings Contract;

(b)

that his proposed Monthly Contribution (when taken together with any Monthly Contribution he makes under any other Savings Contract linked to an Option granted under the Scheme or any other savings-related share option scheme approved by the Revenue Commissioners or any unapproved savings-related share option scheme operated by the Company) will not exceed the Maximum Contribution;

(c)

if (as contemplated by Rule 2.1(d)) Eligible Employees may elect for the repayment under the Savings Contract to be taken as including the Standard Bonus, the Lower Bonus or as not including a bonus, his election in that respect;

and to authorise the Board to enter on the Savings Contract proposal form such Monthly Contribution not exceeding the Maximum Contribution stated on the application form, subject to Rule 3. If the Monthly Contribution under Rule 2.3(a) is less than €12, the application form shall be void and the Board shall not grant any Option to such applicant in respect of his application.

2.4

Each application for an Option shall provide that, in the event of excess applications, each application shall be deemed to have been modified or withdrawn in accordance with the steps taken by the Board to scale down applications pursuant to Rule 3.

2.5

Proposals for a Savings Contract shall be limited to such qualifying savings institution as the Board may designate. Any Option granted under the Scheme shall be void and shall be deemed never to have been granted if the relevant institution refuses to accept the application for a Savings Contract by reference to which such Option was granted.

2.6

Each application shall be deemed to be for an Option over the largest whole number of Shares which can be acquired at the Option Price with the expected repayment (including any Relevant Bonus) under the related Savings Contract at the appropriate Bonus Date.

2.7

The grant of an Option shall be subject to obtaining any approval or consent required under any applicable laws, regulations of governmental authority and the requirements of any securities exchange on which the Shares are traded.

2.8

Monthly Contributions shall be payable by means of regular deductions from net wages or net salary and remitted by the Participating Company to the Participant’s account under the Saving Contract with the relevant institution provided that if and so long as payment by such means is rendered impracticable because the Participant ceases to hold an office or employment with the Participating Company, then the Participant may pay such contribution by any reasonable means agreed between the Participant and the relevant institution.

2.9

Each Participant shall authorise the relevant institution in respect of any Savings Contract to which he intends to contribute for the purposes of the Scheme to disclose to the Company and the Revenue Commissioners upon its written request any particulars of his account which are reasonably necessary to verify compliance by such Participant with these Rules.

3. SCALING DOWN

3.1

If valid applications are received for a total number of Shares in excess of any maximum number of Shares determined by the Board pursuant to Rule 2.1 or any limitation under Rule 5, the Board shall scale down applications by taking, at its absolute discretion, one of the following steps and in any order or combination until the number of Shares available equals or exceeds the number of Shares over which Options have been applied for (provided always that in reducing the number of Shares over which Options have been applied for, any adjustments shall ensure that an Eligible Employee's Monthly Contribution remains a multiple of €1):

(a)

by treating any elections for the Standard Bonus as elections for the Lower Bonus and then as an election for no Relevant Bonus and then, so far as necessary, by reducing the proposed Monthly Contribution pro rata to the excess over €12 and then, so far as necessary, selecting by lot; or

(b)

by treating each election for a Relevant Bonus as an election for no Relevant Bonus and then, so far as necessary, by reducing the proposed Monthly Contribution pro rata to the excess over €12 and then, so far as necessary, selecting by lot; or

(c)	by reducing the proposed Monthly Contribution pro rata to the excess over €12 and then, so far as necessary selecting by lot.

3.2

If the number of Shares available is insufficient to enable an Option based on Monthly Contribution of €12 a month to be granted to each Eligible Employee making a valid application, the Company may, as an alternative to selecting by lot, determine in its absolute discretion that no Options shall be granted.

3.3	If the Board so determines, the provisions in Rule 3.1(a), 3.1(b) and 3.1(c) may be modified or applied in any manner as may be agreed in advance in writing with the Revenue Commissioners.

3.4

If in applying the scaling down provisions contained in this Rule 3, Options cannot be granted within the 30 day period referred to in Rule 4.2 below, the Company may extend that period by 12 days regardless of the expiry of the relevant Grant Period.

3.5	The Board shall complete each Savings Contract proposal form to reflect any reduction in Monthly Contribution under this Rule 3.

4. GRANT OF OPTIONS

4.1	No Option shall be granted to any person if at the Date of Grant that person shall have ceased to be an Eligible Employee.

4.2

Within 30 days (or if Rule 3.4 applies, 42 days) after the first or only Dealing Day or other time agreed in writing with the Revenue Commissioners, by reference to which the Option Price was fixed (which date shall subject to Rule 3.4, be within a Grant Period) the Board may, subject to Rule 3 above, grant to each Eligible Employee, who has submitted a valid application, an Option over the greatest number of Shares for which he has applied (or has been deemed to have applied) and which may be acquired with the proceeds of his Savings Contract.

4.3

The Board shall issue to each Participant an option certificate in such form (not inconsistent with the provisions of the Rules) as the Board may from time to time prescribe. Each such certificate shall specify the Date of Grant of the Option, the number of Shares over which the Option is granted, the Bonus Date and the Option Price.

4.4

Except as otherwise provided in these Rules, every Option shall be personal to the Participant to whom it is granted and shall lapse automatically if the Participant transfers, assigns, charges, encumbers or otherwise disposes of the Option or creates an interest in it or, in any case, attempts to do so, or if the Participant is adjudicated bankrupt except that on the death of a Participant, an Option may be transmitted to his personal representatives.

4.5	No amount shall be paid in respect of the grant of an Option.

4.6

No Eligible Employee shall be granted an Option to the extent that it would at the proposed Date of Grant result in the total amount of his Monthly Contributions under all Savings Contracts exceeding the Maximum Contribution.

5.	NUMBER OF SHARES IN RESPECT OF WHICH OPTIONS MAY BE GRANTED

5.1

Where Options on being exercised will or may involve the issue of new Shares no Option shall be granted on any date if the nominal amount of Shares falling to be issued on the exercise of the Option when aggregated with the nominal amount of:

(a)	Shares issued during the ten years ended on the day prior to that date under any employee share scheme operated by the Company (other than an employee share option scheme); and

(b)

Shares issued or remaining capable of being issued pursuant to options granted during the ten years ended on the day prior to that date under any employee share option scheme (including the Scheme) operated by the Company;

would exceed ten per cent. of the nominal amount of Shares in issue on that date.

5.2	Where Options on being exercised will or may involve the issue of new Shares no Option shall be granted on any date if the nominal amount of Shares falling to be issued on the exercise of the Option when aggregated with the nominal amount of:

(a)	Shares issued during the period of five years ending on the day prior to that date under any employee share scheme operated by the Company (other than an employee share option scheme); and

(b)

Shares issued or remaining capable of being issued pursuant to options granted during the period of five years ending on the day prior to that date under any employee share option scheme (including the Scheme) operated by the Company;

would exceed five per cent. of the nominal amount of Shares in issue on that date.

5.3	In determining the limits in Rule 5.1 and Rule 5.2, no account shall be taken of any Shares where the right to acquire such Shares was released or lapsed without being exercised.

5.4

Where Shares which have been issued pursuant to the Scheme or any other employee share scheme operated by the Company are to be taken into account for the purpose of any of the limits in this Rule 5 and a variation in the share capital of the Company has taken place between the date of issue of any such Shares and the date on which any such limit is to be calculated, then the number of such Shares which shall be taken into account for the purposes of such limit shall be adjusted in such manner as the Board shall consider appropriate to take account of the variation.

6. RIGHTS OF EXERCISE AND LAPSE OF OPTIONS

6.1	(a) An Option may not be exercised earlier than the Bonus Date under the relevant Savings Contract save as provided in Rules 6.2, 6.3, 6.4 and 7.

(b)	An Option shall not be exercisable later than 6 months after the Bonus Date under the relevant Savings Contract save as provided in Rule 6.2 on the death of a Participant.

(c)

An Option may only be exercised by a Participant whilst he is a director or employee of a Participating Company or an Associated Company or a company over which the Company has Control, save as provided in Rules 6.2, 6.3 and 7.

(d)

If, at the Bonus Date, a Participant holds an office or employment in a company which is not a Participating Company but which is an Associated Company or a company over which the Company has Control, such Option may be exercised within six months of the Bonus Date.

(e)

An Option may not be exercised by a Participant if he has or has had at any time within the 12 month period preceding the date of exercise a Material Interest in the issued ordinary share capital of a Close Company which is the Company or a company which has Control of the Company or is a member of a consortium (within the meaning of Paragraph 1(3) of Schedule 12A to the Act) which owns the Company, nor may an Option be exercised by the personal representatives of the Participant if the Participant had such a Material Interest at the date of his death.

6.2	An Option may be exercised by the personal representatives of a deceased Participant who at the date of his death is either an Eligible Employee or is entitled to exercise his Option under Rule 6.3:

(a)	within 12 months following the date of his death if such death occurs before the Bonus Date; or

(b)	within 12 months following the Bonus Date in the event of his death within 6 months after the Bonus Date.

6.3

Subject to Rule 6.1(b) and Rule 6.5, an Option may be exercised by a Participant within 6 months following his ceasing to hold the office or employment by virtue of which he is eligible to participate in the Scheme by reason of:

(a)

injury, disability, redundancy within the meaning of the Redundancy Payments Acts 1967 to 1991, or reaching pensionable age within the meaning of Section 2 of the Social Welfare (Consolidation) Act, 1993; or

(b)	his office or employment being in a company of which the Company ceases to have Control; or

(c)

the transfer or sale of the undertaking or part of the undertaking in which he is employed, or holds an office, to a person who is neither an Associated Company nor a company under the Control of the Company;

(d)	cessation of employment in circumstances other than those mentioned in Rule 6.3(a) to 6.3(c), after the third anniversary of the Date of Grant.

6.4

Subject to Rule 6.1(b) an Option may be exercised by a Participant within 6 months following the date he reaches pensionable age within the meaning of Section 2 of the Social Welfare (Consolidation) Act, 1993 if he continues after that date to hold the office or employment by virtue of which he is eligible to participate in the Scheme or may be exercised within six months of his actual retirement if later and provided such retirement does not occur prior to the third anniversary of the Date of Grant notwithstanding that in any of these circumstances the Bonus Date shall not have occurred.

6.5

No person shall be treated for the purposes of Rule 6.3 as ceasing to hold an office or employment by virtue of which that person is eligible to participate in the Scheme until that person ceases to hold any office or employment in the Company or any Associated Company or a company under the Control of the Company.

6.6	Options shall lapse upon the occurrence of the earliest of the following events:

(a)	subject to 6.6(b), 6 months after the Bonus Date;

(b)	where the Participant dies before the Bonus Date, the first anniversary of his death, and where the Participant dies during the 6 months after the Bonus Date, the first anniversary of the Bonus Date;

(c)

the expiry of any of the 6 month periods specified in Rule 6.3(a) to 6.3(d) save that if at the time any such applicable periods expire the Participant has died and time is running under the 12 month periods specified in Rule 6.2, the Option shall not lapse by reason of this sub-rule 6.6(c) until the expiry of the relevant 12 month period in Rule 6.2;

(d)

the expiry of any of the periods specified in Rules 7.1, 7.3, 7.4 and 7.7 save where an Option is released in consideration of the grant of a New Option (during one of the periods specified in Rules 7.1, 7.3 or 7.4) pursuant to Rule 7.5;

(e)	the Participant ceasing to hold an office or employment with the Company or any Associated Company or a company over which the Company has Control in any circumstances other than:

(i)	where the cessation of office or employment arises on any of the grounds specified in Rules 6.2 or 6.3; or

(ii)	the passing of an effective resolution, or the making of an order by the Court, for the winding-up of the Company;

(f)

the Participant being deprived of the legal or beneficial ownership of the Option by operation of law, or doing anything or omitting to do anything which causes him to be so deprived or declared bankrupt; or

(g)

where before an Option has become capable of being exercised, the Participant gives notice that he intends to stop paying Monthly Contributions, or is deemed under the terms of the Savings Contract to have given such notice, or makes an application for repayment of the Monthly Contributions.

6.7	If an Option is exercised in part only, the balance of the Option not exercised at that time shall lapse immediately.

7. TAKEOVER, RECONSTRUCTIONS AND WINDING-UP

7.1	Subject to Rule 7.3 below, if any person obtains Control of the Company as a result of making, either:

(a)

a general offer to acquire the whole of the issued ordinary share capital of the Company (which is made on a condition such that if it is satisfied the person making the offer will have Control of the Company); or

(b)	a general offer to acquire all the shares in the Company which are of the same class as the Shares the subject of Options,

in either case disregarding any Shares already owned by such person, its Subsidiaries or Associated Companies or any company under its Control, an Option may be exercised within 6 months of the time when the person making the offer has obtained Control of the Company and any condition subject to which the offer is made has been satisfied.

7.2

For the purpose of Rule 7.1 a person shall be deemed to have obtained Control of the Company if he and others acting in concert (as defined in the Irish Takeover Panel Act, 1997 (Takeover Rules 1997)) with him have together obtained Control of it.

7.3

If any person becomes bound or entitled to acquire Shares under Section 428 to 430F of the United Kingdom Companies Act, 1995 (similar in general terms to Section 204 of the Companies Act 1963) an Option may be exercised at any time when that person remains so bound or entitled.

7.4

If under Section 425 of the United Kingdom Companies Act, 1985 (similar in general terms to Section 201 of the Companies Act 1963) the Court sanctions a compromise or arrangement for the purposes of or in connection with a scheme for the reconstruction of the Company or its amalgamation with any other company or companies an Option may be exercised within six months from the Court sanctioning the compromise or arrangement. After exercising the Option the Participant shall transfer or otherwise deal with the Shares issued to him so as to place him in the same position (so far as possible) as would have been the case if such shares had been subject to such compromise or arrangement.

7.5

If Options become exercisable pursuant to any of Rules 7.1, 7.3 or 7.4 above, any Participant may at any time within the Appropriate Period, by agreement with the relevant company, release any Option which has not lapsed (the“Old Option") in consideration of the grant to him of an Option (the “New Option") which (for the purposes of Paragraph 16 of Schedule 12A to the Act) is equivalent to the Old Option but relates to shares in a different company (whether the company which has obtained Control of the Company itself or some other company falling within Paragraph 11(b) or (c) of Schedule 12A to the Act). Where in accordance with this Rule 7.5, Old Options are released and New Options granted, the New Options shall not be exercised in accordance with Rules 7.1, 7.3 and 7.4 by virtue of the event by reason of which the New Options were granted.

7.6

The New Option shall not be regarded for the purposes of Rule 7.5 as equivalent to the Old Option unless the conditions set out in Paragraph 16(3) of Schedule 12A to the Act are satisfied but so that the provisions of the Scheme shall for this purpose be construed as if:

(a)	the New Option were an option granted under the Scheme at the same time as the Old Option; and

(b)

except for the purpose of the definition of "Participating Company" in Rule 1, the reference to AMVESCAP PLC in the definition of the “Company" in Rule 1 were a reference to the different company mentioned in Rule 7.5.

7.7	If the Company passes a resolution for the voluntary winding-up of the

Company, an Option may be exercised within six months of the passing of the resolution.

8. MANNER OF EXERCISE

8.1

An Option may only be exercised during the periods specified in Rules 6 and 7 and only with monies not exceeding the amount of repayment (including any interest and bonus) under the Savings Contract as at the date of such exercise. For this purpose, no account shall be taken of such part (if any) of the repayment of any Monthly Contribution, the due date for the payment of which under the Savings Contract arises after the date of the repayment. The treatment of such repayments on conversion from the local currency units into UK, Sterling shall be regulated by Rule 8.5.

8.2

If a Participant misses monthly contributions under the Savings Contract, the date on which a bonus would otherwise be payable under the Savings Contract shall be deferred by the number of months for which contributions are missed provided that if more than six Monthly Contributions are missed the Savings Contract shall terminate and the Option shall lapse.

8.3	Exercise shall be by the delivery to the Company Secretary or other duly appointed agent of the Company, of:

(a)	an option certificate or certificates covering at least all the Shares over which the Option is then to be exercised; and

(b)	the notice of exercise in the prescribed form duly completed and signed by the Participant (or by his duly authorised agent); and

(c)

any remittance for the Exercise Price payable to the Company together with evidence of the repayment of the Savings Contract or authority to the Company to withdraw and apply monies from the Savings Contract to acquire the Shares over which the Option is to be exercised.

8.4

The effective date of exercise of an Option shall be determined by the Secretary of the Company as soon as practicable after the date of receipt of the items referred to in Rule 8.3. by the Company but in any event not later than ten business days (being days on which banks are open for business) after receipt of all such items.

8.5

The exchange rate between UK, Sterling and the local currency units to be applied to the Participant’s repayments under his Savings Contract shall be determined by the Board on the date of exercise (as described in Rule 8.4) of the Option by reference to the mid-closing rate for the local currency units published in the Financial Times (or such other newspaper as the Board may select from time to time) or if not published on that day, the last preceding day of publication. In the event that on conversion into UK£ Sterling, the Exercise Price for the Shares over which the Option is granted exceeds the repayments due to the Participant under his Savings Contract, unless otherwise permitted by both the Board and the Revenue Commissioners or relevant Irish legislation, the Option shall be exercised only over the number of Shares which may be acquired with the converted amount of the repayments due. In the event that on conversion into UK£ Sterling, the Exercise Price in respect of the number of Shares over which an Option is exercised is less than the repayments due to the participant under the Savings Contract, the Participant shall not be entitled to exercise his Option over a greater number of Shares than that specified in his option certificate (as adjusted from time to time under Rule 10).

9. ISSUE OR TRANSFER OF SHARES

9.1

Subject to Rule 9.3 and Rule 9.7, Shares to be issued pursuant to the exercise of an Option shall be allotted to the Participant (or his nominee) within 30 days following the date of effective exercise of the Option as determined by Rule 8.4.

9.2

Subject to Rule 9.3 and Rule 9.7, the Board shall procure the transfer of any Shares to be transferred to a Participant (or his nominee) pursuant to the exercise of an Option within 30 days following the date of effective exercise of the Option as determined by Rule 8.4.

9.3	The allotment or transfer of any Shares under the Scheme shall be subject to obtaining any such approval or consent as is mentioned in Rule 2.7 above.

9.4

Shares issued pursuant to the Scheme shall rank pari passu in all respects with the Shares then in issue, except that they shall not rank for any rights attaching to Shares by reference to a record date preceding the date of effective exercise of the Option as determined by Rule 8.4.

9.5

Shares transferred pursuant to the Scheme shall not be entitled to any rights attaching to Shares by reference to a record date preceding the date of effective exercise of the Option as determined by Rule 8.4.

9.6

If and so long as the Shares are listed on any securities exchange, the Company shall, at its expense apply for a listing for any Shares issued pursuant to the Scheme as soon as practicable after their allotment.

9.7

The provisions of Rule 9.1 and Rule 9.2 shall not apply for so long as any Participating Company is obliged to account for any tax (in any jurisdiction) for which the Participant is liable by virtue of the exercise of the Option or would suffer a disadvantage if it were not to account for that tax and that or another Participating Company is not able to withhold the tax from the Participant’s remuneration and has not received payment from him of a corresponding amount.

10 ADJUSTMENTS

10.1

The number of Shares over which an Option is granted and the Option Price of the Option (and where an Option has been exercised but no Shares have been allotted or transferred pursuant to such exercise, the number of Shares which may be so allotted or transferred and the price at which they may be acquired) may be adjusted in such manner as the Board, having received the written confirmation of the Auditors that such adjustment is in their opinion fair and reasonable, may determine following any capitalisation issue, any offer or invitation made by way of rights, subdivision, consolidation, reduction or other variation in the share capital of the Company, to the intent that (as nearly as may be without involving fractions of a Share or an Option Price calculated to more than two decimal places) the aggregate Exercise Price payable in respect of an Option shall be neither materially changed nor increased beyond the expected repayment under the Savings Contract at the appropriate Bonus Date provided that no adjustment shall be made pursuant to this Rule 10.1 without the prior written approval of the Revenue Commissioners (so long as the Scheme is approved by the Revenue Commissioners).

10.2

Except pursuant to this Rule 10.2, no adjustment under Rule 10.1 above may have the effect of reducing the Option Price in respect of unissued Shares to less than the nominal value of a Share. Where an Option subsists over both issued and unissued Shares any such adjustment may only be made if the reduction of the Option Price of Options over both issued and unissued Shares can be made to the same extent. Any adjustment which has the effect of reducing the Option Price in respect of unissued Shares to less than their nominal value shall only be made if and to the extent that the Board shall be authorised to capitalise from the reserves of the Company a sum equal to the amount by which the nominal value of the Shares in respect of which the Option is exercisable exceeds the adjusted Exercise Price and to apply such sum in paying up such amount on such Shares so that on exercise of any Option in respect of which such a reduction shall have been made the Board shall capitalise such sum (if any) and apply the same in paying up such amount as aforesaid.

10.3

The Board may take such steps as it may consider necessary to notify Participants of any adjustment made under this Rule 10 and to call in, cancel, endorse, issue or reissue any option certificate consequent upon such adjustment.

11	ADMINISTRATION

11.1

Any notice or other communication under or in connection with the Scheme may be given by personal delivery or by sending the same by post, in the case of a company to its registered office and in the case of an individual to his last known address or, where he is a director or employee of a Participating Company or an Associated Company, either to his last known address or to the address of the place of business at which he performs the whole or substantially the whole of the duties of his office or employment, and where a notice or other communication is given by pre-paid post, it shall be deemed to have been received 72 hours after it was put into the post properly addressed and stamped.

11.2	The Company may distribute to Participants copies of any notice or document normally sent by the Company to the holders of Shares.

11.3	If any option certificate shall be worn out, defaced or lost, it may be replaced on such evidence being provided as the Board may require.

11.4	The Company shall at all times keep available for allotment unissued Shares at least sufficient to satisfy all Options under which Shares may be subscribed or shall procure that sufficient Shares are available for transfer to satisfy all Options under which Shares may be acquired.

11.5

The Scheme shall be administered by the Board which may from time to time make and vary such rules and regulations as are not inconsistent with the Rules and establish such procedures for the administration and implementation of the Scheme as it thinks fit, and, in the event of any dispute or disagreement as to the interpretation of the Scheme or any procedure relating thereto or as to any question or right arising from or related to the Scheme including any dispute relating to an Option or the due exercise of it, the decision of the Board shall, subject to the certification of the Auditors having been obtained when so required by Rule 10.1, be final and binding upon all persons.

11.6	The costs of introducing and administering the Scheme shall be borne by the Company or by the Participating Companies in such proportions as the Board may determine.

11.7

Any expenses involved in any issue of Shares in the name of any Participant or his personal representative(s) or nominee(s) shall be payable by the Company and any expenses involved in the transfer of Shares into the name of any Participant or his personal representative(s) or nominee(s) shall be payable by the Company.

11.8

The Company and any Participating Company may provide money to the trustees of any employee benefit trust established for the benefit of beneficiaries including all or substantially all of the Eligible Employees or to any other person to enable them to acquire Shares to be held for the purposes of the Scheme or enter into any guarantee or indemnity for those purposes, to the extent permitted by relevant legislation.

12 ALTERATIONS

12.1

Subject to Rule 12.2 and Rule 12.3, the Board may at any time alter delete or add to all or any of the provisions of the Scheme in any respect, provided that if an alteration deletion or addition is made at a time when the Scheme is approved by the Revenue Commissions under Schedule 12A to the Act it shall not have effect until it has been approved by the Revenue Commissioners in writing.

12.2

No alteration, deletion or addition shall be made under Rule 12.1 which would materially prejudice the subsisting rights of a Participant in relation to Options already granted to him, unless it is made with the sanction of Participants obtained in accordance with the provisions for the alteration of class rights contained in the Articles of Association of the Company for the time being as if the Options constituted a single class of shares (or where the Board deems it appropriate, two or more classes of shares, as determined by the Board, according to the Dates of Grant) and as if such provisions applied mutatis mutandis thereto, for which purpose a Participant shall be regarded as holding the number of Shares comprised in Options granted to him remaining capable of being exercised.

12.3

If Options on being exercised will or may involve the issue of new Shares, no alteration deletion or addition to the advantage of Participants or Eligible Employees to whom Options may be granted shall be made under Rule 12.1 to the definitions in Rule 1.1 of “Eligible Employee”, “Exercise Price” or “Option Price” or to any of Rules 4.4, 5.1, 5.2, 6.1(b), 6.1(c), 6.1(d), 6.2, 6.3, 6.4, 6.6(f), 6.6(g), 6.7, 7.1 to 7.4 inclusive, 7.7, 9.4 or 10 without the prior approval by ordinary resolution of the members of the Company in general meeting unless the alteration, deletion or addition is:

(a)	minor and to benefit the administration of the Scheme; or

(b)	to take account of any changes in legislation; or

(c)	to obtain or maintain favourable taxation, or regulatory treatment for the Company or any Subsidiary of the Company or any Associated Company or any Participant.

12.4	As soon as reasonably practicable after making any alteration or addition under Rule 12.1, the Board shall give written notice thereof to any Participant affected thereby.

13	GENERAL

13.1

The Scheme shall terminate upon the tenth anniversary of its approval by the Company or at any earlier time by the passing of a resolution by the Board. Termination of the Scheme shall not affect the subsisting rights of Participants.

13.2

Nothing in the Scheme shall be deemed to give any officer or employee of any Participating Company or Associated Company any right to participate in the Scheme. The rights and obligations of any individual under the terms of his office or employment with a Participating Company or Associated Company shall not be affected by his participation in the Scheme or any right which he may have to participate. An individual who participates under the Scheme shall have no rights to compensation or damages in consequence of the termination of his office or employment with any such company for any reason whatsoever insofar as those rights arise or may arise from his ceasing to have rights under or be entitled to exercise any Option under the Scheme as a result of such termination or from the loss or diminution in value of such rights or entitlements.

13.3	Any Share acquired on the exercise of Options shall be subject to the Articles of Association of the Company as amended from time to time.

13.4

These Rules shall be governed by and construed in accordance with the laws of the Republic of Ireland and the jurisdiction of the Courts of the Republic of Ireland shall be the jurisdiction appropriate to all actions, claims, disputes and proceedings arising under or in connection with the Scheme.

Announcing

The AMVESCAP Irish Sharesave Scheme

TO:	To All Members of AMVESCAP Ireland

FROM:	Michael S. Perman, Company Secretary, AMVESCAP PLC

DATE:	[DD/MM/YY]

Ownership Opportunities

On behalf of the Board of AMVESCAP PLC, I have great pleasure in inviting you to participate in the AMVESCAP Irish Sharesave Scheme.

What Is Sharesave?

It is a Scheme developed specifically to enable you to put aside after-tax funds from your salary on a monthly basis to purchase AMVESCAP PLC shares at a fixed price. You can elect to invest an amount between €12 and €320 per month in a Bank of Ireland Savings Account for a period of 36 months. At the end of that period you can, if you wish, use the sum accumulated to buy shares in AMVESCAP PLC at the price fixed on [DD/MM/YY] (please see below).

Please Read Carefully

The following materials are enclosed for your review and appropriate action:

•	Sharesave Plan Brochure
•	Sharesave Scheme Application Form - Please complete, sign and return to your local co-ordinator.

More Information Available

To find out more about how the Plan operates, please read the enclosed materials carefully and, if you wish, attend a Sharesave meeting, details of which will be circulated by your local co-ordinator.

What Is The Price Per Share?

If you decide to join the Plan and an Option to purchase shares is granted to you, the price per share at which you will be able to buy any shares under the Plan will be approximately 80% of the closing mid market price on the day immediately preceding the invitation date - the actual option price and exchange rate will appear on the staff notice boards shortly.

How Do I Enrol?

Complete and return your application form to [Aisling Roche] by the closing date.

All application forms must be returned to Aisling Roche, your local co-ordinator no later than [DD/MM/YY].

Application Form

AMVESCAP Irish Sharesave Scheme and Bank of Ireland

SAYE Savings Contract Application Form

PLEASE COMPLETE THIS SECTION CLEARLY IN BLOCK CAPITALS

Title: * MR/MRS/MISS/MS (*delete as appropriate)

SURNAME: ________________________________________________     FIRST NAME(S): _________________________________________

HOME ADDRESS:______________________________________________________________________________________________________

_______________________________________________________________________________________________________________________

____________________________________________________________    DATE OF BIRTH: _______________________________________

RSI NO.: ____________________________________________________   EMPLOYEE NO.:________________________________________

I wish to save   € ______________     per month under the 3 year Contract (36 monthly contributions)

The total sum must not be less than €12 per month for each individual Savings Contract and, together with any amounts already being saved under any other Sharesave Scheme, must not exceed €320 per month.

1.	Share Option

In accordance with the Rules of the Scheme and the letter inviting me to participate in it, I hereby apply to the Company for an Option to acquire shares in the Company with the proceeds, including the bonus(es) payable under my SAYE Contract with Bank of Ireland.

2.	Savings Contract

If my application is accepted, I authorise my employer to deduct from my pay the contributions payable under my SAYE Contract for the monthly amount indicated above and to deposit such amounts in my Bank of Ireland SAYE account for participation under this Scheme. I authorise Bank of Ireland to provide the Company with information relevant to the Scheme and to act on advice from the Company to change relevant information. These instructions remain in force until cancelled by me in writing.

I authorise the Company to reduce the amount of the contribution (and to amend my SAYE Contract Application Form accordingly) if there are insufficient shares available to accommodate that rate of contributions in full.

I understand that, if I am granted an Option, it will be subject to the Rules of the Scheme, by which I agree to be bound.

Please sign and date here after carefully reading all sections, including the Declarations below.

Nationality: _______________________________

                      (Requested for regulatory reasons). Not required if you are a citizen of Ireland or any other EU member state.

 Signature: _________________________________ Date _______________________

3.	Declarations

I have received a copy of the Bank Contractual Sharesave Scheme dated October 1999 and accept the terms thereof.

I declare:

(a)	that I am 16 years of age or more;
(b)	that I am eligible to participate in the Corporate Share Option Scheme relevant to this application which has been arranged by my current employer;
(c)	that this Savings Contract will not breach the restrictions in paragraph 21 of the prospectus.

I consent to any data being passed to other companies in the Bank of Ireland Group or to third parties solely for administration purposes.

Option Certificate

AMVESCAP PLC

IRISH SHARESAVE SCHEME

This is to certify that ................................................................................

is the holder of an Option to acquire up to a maximum of....................................... ordinary shares of AMVESCAP PLC at a price of UK£ Sterling [ ] per ordinary share.

The Option was granted on ............................... under the Rules of the AMVESCAP Irish Sharesave Scheme.

The Option is exercisable in whole or in part as specified in the Rules of the Scheme. It is not transferable.

Total Option Price on exercise (in full) Stg£[	].

Bonus Date (date on which Option normally becomes exercisable) ................................

Total proceeds (including Bonus) from Savings Contract Irish Pounds IR£[ ].

Scheme Contribution Irish Pounds IR£[	] per month

Deductions from your pay in respect of your contribution will commence on ..............

Signed ..........................................

Company Secretary

This Certificate is important and should be kept in a safe place

This certificate is issued as a matter of record only and is not a document of title. This Option is personal to the Participant named herein and his legal personal representative and may not be sold, transferred, charged or otherwise disposed of in any other manner.

                                                       Notice of Exercise of Option

AMVESCAP PLC

IRISH SHARESAVE SCHEME

To : The Secretary,

....................................................

1.

I being the holder of the Option represented by the attached Certificate, hereby exercise the Option in respect of ..................... Ordinary Shares of AMVESCAP PLC at the Option Price stated on the Certificate.

2.

I enclose either (i) an authority to collect ............................. from the qualifying savings institution such amount to be the payment in full for the Ordinary Shares or (ii) a cheque/money order for .................. in favour of [COMPANY] in payment in full for the Ordinary Shares together with evidence of the repayment of the savings contributions relating to the Option amounting to not less than such remittance.

3.	I wish the Ordinary Shares to be registered as fully paid in my name and agree to accept the Ordinary Shares subject to the Memorandum and Articles of Association of the Company.

4.	I request you to issue a Share Certificate in respect of the Ordinary Shares.

Signed .................................................... Date .............................

Full Name and Home Address in Block Capitals.

...................................................

...................................................

...................................................

Notes

If an Option is exercised in respect of some only of the Ordinary Shares comprised in it, the Option in respect of the balance will lapse.

Personal Representatives wishing to exercise an Option should write to the Secretary, at the address below, who will inform them of the action which they should take.

Secretary’s address.

...................................

...................................

[ON COMPANY LETTERHEAD]

DECLARATION

To:  Office of the Inspector of Taxes

        Setanta Centre

       Nassau Street

       Dublin 2

We declare that the shares (the "Shares") which are to be the subject of options under the Irish Sharesave Scheme and either issued or transferred to participants under that scheme will satisfy the conditions set out in paragraphs 11 to 15 of Schedule 12A of the Taxes Consolidation Act, 1997.

The Shares form part of the ordinary share capital of AMVESCAP PLC a company which has control of Investment Fund Administrators Limited.

The Shares are of a class quoted on the London Stock Exchange.

The Shares are fully paid up, are not redeemable and are not subject to any restrictions other than restrictions which attach to all shares of the same class.

___________________________

Secretary

for and on behalf of AMVESCAP PLC

Dated